Exhibit 99

FOR IMMEDIATE RELEASE

February 29, 2008

MILLENNIUM BANKSHARES REPORTS 4th QUARTER AND 2007 RESULTS

AND IMPACT OF STRATEGIC REPOSITIONING

4th Quarter and 2007 GAAP Results

Reston, VA — February 29, 2008 — Millennium Bankshares Corporation (Nasdaq: MBVA) (the “Company”) today announced a loss from continuing operations of $1.5 million for the quarter ended December 31, 2007, or $(0.17) per diluted share, versus earnings from continuing operations of $570,000, or $0.06 per diluted share, for the same period last year.  For the year ended December 31, 2007, the Company recorded a loss from continuing operations of $1.4 million, or $(0.16) per diluted share, versus earnings from continuing operations of $1.7 million, or $0.18 per diluted share, for 2006.  Including losses from discontinued operations, which reflects the impact on earnings from the previously reported sale in February 2008 of the Company’s portfolio of held for sale and repurchased mortgage loans, and earnings attributable to the Richmond area branches, the Company reported a net loss of $8.6 million for the quarter ended December 31, 2007, or $(0.97) per diluted share, versus a net loss of $3.1 million, or $(0.34) per diluted share, for the same period in 2006.  Including discontinued operations, for the year ended December 31, 2007 the Company recorded a net loss of $9.9 million, or $(1.11) per diluted share versus a net loss of $481,000, or $(0.05) per diluted share, for 2006.  The increase in the loss for 2007 is attributable to the valuation allowance established in the fourth quarter with respect to mortgage loans that were originated in 2006 and additional mortgage loans repurchased in 2007 due to early payment defaults. The sale of the portfolio of held-for-sale/repurchased mortgage loans was consummated February 8, 2008 and is discussed in detail in the Company’s 8-K filing dated February 8, 2008. The Company ended its indirect origination of mortgage loans on December 31, 2006, and made its last repurchase of mortgage loans in July 2007.

Strategic Initiatives

Richard I. Linhart, President and CEO cautioned that recent results for the Company should be viewed in the context of the new management team’s strategic plan to refocus the Bank as a smaller four-branch community oriented business bank concentrating in its core Northern Virginia market. Each of the key elements of that plan has been substantially completed. As previously disclosed, they were:

•                  Eliminating the Company’s exposure to its portfolio of sub-prime mortgage loans via a bulk sale of all remaining held for sale/repurchased loans.

While the sale was a 2008 transaction, accounting rules required the Company to establish an additional valuation allowance at December 31, 2007 to adjust the book value of the mortgages down to the 2008 bulk sale price. This resulted in an after-tax charge in the fourth quarter of 2007 of $7.1 million.  That notwithstanding, this portfolio of mortgages totaling $31.3 million, mostly non-performing mortgages, remain reflected on the

Company’s balance sheet in the amount of $12.6 million as of December 31, 2007, net of the valuation reserve.  As a result of the sale of this portfolio in February, they will not be reflected on the balance sheet of the Company at the end of the first quarter of 2008.

•                  Repositioning the securities portfolio and de-leveraging the balance sheet through the sale of $100 million to $110 million in investment securities.

With the previously announced sale of the Company’s branches in Richmond and a refocusing on core business banking activities, the Company no longer had the intent and ability to hold significant portions of its securities portfolio to maturity. Accordingly, as of December 31, 2007, an impairment charge of $1.2 million ($0.8 million after tax) was recorded as of that date. As of this date, the Company has now substantially implemented its repositioning of the securities portfolio in a rate environment which was significantly better than that as of December 31, 2007.  Accordingly, the Company now expects to report a gain on the actual sale of these securities in the first quarter of 2008 of potentially $0.5 million after-tax which will be reported as a securities gain in the first quarter of 2008.

•                  Refocusing the franchise on core Northern Virginia markets with the sale of the Richmond area branches.

Based on current deposit levels and the terms of the previously announced sale, this transaction is expected to result in a significant gain to the Company.  The amount of this gain may change as a result of fluctuations in the dollar amount of deposits transferred at the time of actual closing, which is expected to occur in mid-March 2008, at which time the accounting impacts from this transaction will be recorded.  The transaction will result in a decline in balance sheet assets at the end of the first quarter of 2008 of approximately $88 million, and an after-tax gain of approximately $5.3 million will be recognized upon consummation of the sale.

•                  Right sizing the expense and cost structure of the Company’s organization in light of its re-focused activities.

During the fourth and first quarters of 2007 and 2008, management has been engaged in an aggressive review of staffing, expenses, and costs.  Drivers which will result in reductions in expenses are 1) the sale of two branches representing approximately $88 million in assets, 2) the sale of $31.3 million in mostly non-performing mortgage loans, and 3) the refocusing of the business on business banking. Apart from these factors, management has engaged in an aggressive review of all of the Company’s overhead expenses. In light of the number of changes that have been, and are in the process of being made, mostly during the first quarter of 2008, it is difficult to quantify the magnitude of these savings at this time. Mr. Linhart expects to have a much better understanding of the benefit of these initiatives by the beginning of the second quarter of 2008.

•                  New Business Development and Leadership Initiatives.

As previously announced, in late 2007 and early 2008, the Company announced the hiring of a number of key highly talented and experienced bankers from the Northern Virginia market.  Critical among these are Dianne Weaver, who now serves as the banks Executive Vice President & Chief Lending Officer.  Ms. Weaver, formerly with James Monroe Bank and Crestar Bank, is an experienced senior lender who has spent her entire banking career in Northern Virginia.  She is well known and respected among the Northern Virginia banking community and has a strong customer following.  Her depth of experience and leadership qualities will be focused on improving the management of our loan portfolio.   Additionally, Ricardo Balcells and Edward Lull, experienced local lenders and business development bankers, were hired recently.  These talented bankers are outstanding additions to the Millennium team and are expected to help redefine the image and focus of the bank in the future.

Summary of Pro-Forma GAAP Impact

As described above, under generally accepted accounting principles, the charges incurred in connection with the Company’s strategic initiatives must be reported in the fourth quarter 2007, while the gains will be reported in the first quarter of 2008 when the transactions are consummated.  The Company’s December 31, 2007 financial position reflects the negative effects of securities repositioning and the bulk sale of the sub-prime mortgage portfolio.  The gain from branch sale, when realized in the first quarter of 2008, will increase earnings and book value on a pro-forma basis over that being reported as of December 31, 2007 by approximately $0.65 per share.  On a pro forma basis, had the impact of the three transactions (bulk sale, branch sale, and securities repositioning) all occurred in the fourth quarter of 2007, net income in the fourth quarter of 2007 and the full year 2007 would have been a loss of $2.8 million, and a loss of $4.1 million, respectively.

Additionally, on a pro forma basis, had these transactions been completed in the fourth quarter of 2007, at December 31, 2007 the Company would be a four-branch community and business bank with approximately $390 million in assets and $45 million in capital. Pro forma book value would have been approximately $5.03 on that date.(1)

As previously mentioned, because of the number and complexity of strategic initiatives completed in the fourth and first quarters of 2007 and 2008 respectively, it is difficult to estimate the net impact on the Company’s revenue and expense structure. A number of significant one time only expenses were incurred in connection with both the branch sales and the bulk sale.  Additionally, the bank has incurred significant extraordinary expenses in connection with a through re-examination of the remaining loan portfolio, and the management of remaining non-performing loans. Specifically, during the fourth quarter of 2007, new appraisals were required to replace outdated appraisals on commercial real estate loans and legal fees were abnormally high in an effort to resolve delinquent and nonperforming loans.  For the fourth quarter 2007, $347,000 in these types of expenses was incurred.  Management believes a number of expenses incurred in both the fourth and first quarters of 2007 and 2008 respectively are non-recurring.

Pro-Forma Asset Quality and Reserves

At December 31, 2007 the Company had 17 credit relationships classified as nonperforming loans totaling $13.7 million and three properties aggregating $3.5 million in other real estate owned (“OREO’).  Total delinquent loans in the 30+ days past-due category aggregated $6.2 million. Nearly all of the nonperforming loans and OREO properties were originated as commercial real estate loans.  The Company has been concentrating on reducing its exposure in the commercial real estate acquisition and land development loan category since mid-year 2007 and believes it has made significant progress in reducing its exposure in this loan type.  Since December 31, an additional $1.7 million in nonperforming loans and OREO properties have been resolved. Net charge-offs for the fourth quarter and for the year 2007 amounted to $190,000 and $692,000, respectively.

(1)  The combined financial effect of the three transactions comprising the Bank’s efforts to exit the mortgage banking business and refocus on its core market, and the pro forma effect of such transactions are non-GAAP financial measures.  The Company believes that the use of these non-GAAP financial measures are important to a current and complete understanding by investors of the overall expected effects of the transactions

Based on resolutions to date and the pro-forma balance sheet of the Company as of December 31, 2007 as previously discussed, at $390 million the Company would have 5.2% non-performing loans to total loans, and 4.0% in non-performing assets as a percentage of total assets.  On the basis of these same assumptions, the Company’s allowance for loan losses to total loans would be 1.56%.

Other Developments

As previously discussed in its 8-K dated January 25, 2008 the Company entered into an agreement with the Office of the Comptroller of the Currency relating to a number of factors including underwriting, administration, and capital as a result of their examination that began in May 2007.  The new management team has been aggressively resolving those issues since the new management team has been put into place.   Although, additional work remains to be done, substantial progress has already been made.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control; management changes; the ability of the Bank to comply with the capital requirements and other requirements of the formal agreement with the OCC; the ability of the Bank to successfully effect the transformation of the Bank to a community oriented commercial bank; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association (the “Bank”). The Bank is a nationally chartered community bank with six banking offices — four in Northern Virginia (Reston, Herndon, Sterling and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves.

The Company’s internet address is www.millenniumbankshares.com.

Contacts:

Richard I. Linhart, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962

Millennium Bankshares Corporation

Financial Highlights

(Unaudited)

	Three Months Ended December 31,		%	Year Ended December 31,		%
(Dollars in thousands, except per share data)	2007	2006	Change	2007	2006	Change
Operations
Interest income (1)	$6,204	$6,827	(9.1)	$27,138	$23,241	16.8
Interest expense (1)	4,402	4,216	4.4	18,340	13,444	36.4
Net interest income	1,802	2,611	(31.0)	8,798	9,797	(10.2)
Provision for loan losses (1)	130	(173)	(175.1)	1,105	(19)	(5,915.8)
Net interest income after provision for loan losses	1,672	2,784	(39.9)	7,693	9,816	(21.6)
Other income (1)(4)	(867)	330	(363.1)	125	1,374	(90.9)
Operating expense (1)	3,346	2,453	36.4	11,026	9,454	16.6
Income from continuing operations before income taxes	(2,541)	661	(484.7)	(3,208)	1,736	(284.8)
Income tax (benefit) expense (1)	(1,028)	91	(1,229.7)	(1,787)	55	(3,349.1)
Income from continuing operations	(1,513)	570	(365.7)	(1,421)	1,681	(184.5)
Income (loss) from discontinued operations (net of tax)	(7,119)	(3,713)	91.7	(8,446)	(2,162)	290.7
Net income (loss)	$(8,632)	$(3,143)	174.7	$(9,867)	$(481)	1,951.4

Per Share Data
Basic earnings per share from continuing operations	$(0.17)	$0.06	(383.3)	$(0.16)	$0.19	(184.2)
Diluted earnings per share from continuing operations	(0.17)	0.06	(383.3)	(0.16)	0.18	(188.9)
Basic earnings (loss) per share from discontinued operations	(0.80)	(0.42)	90.5	(0.95)	(0.24)	295.8
Diluted earnings (loss) per share from discontinued operations	(0.80)	(0.41)	95.1	(0.95)	(0.24)	295.8
Basic earnings (loss) per share	(0.97)	(0.35)	177.1	(1.11)	(0.05)	2120.0
Diluted earnings (loss) per share	(0.97)	(0.34)	185.3	(1.11)	(0.05)	2120.0
Book value per share	4.38	5.33	(17.8)
Closing stock price	5.23	9.32	(43.9)
Weighed average shares-Basic	8,927,461	8,924,256		8,926,855	8,902,634
Weighted average shares-Diluted	8,927,461	9,124,363		8,926,855	9,115,857

Selected Average Balance Sheet Data
Investments	$189,222	$168,405	12.4	$194,510	$152,571	27.5
Loans, net of deferred fees (5)	321,116	356,383	(9.9)	325,782	306,019	6.5
Total assets	539,674	588,653	(8.3)	555,889	494,142	12.5
Deposits (6)	390,000	478,086	(18.4)	409,844	372,769	9.9
Borrowings	100,994	56,700	78.1	95,889	69,979	37.0
Shareholders’ equity	46,338	50,710	(8.6)	46,578	48,754	(4.5)
Performance Ratios
Return on average assets	(6.35)%	(2.12)%		(1.77)%	(0.10)%
Return on average equity	(73.91)%	(24.59)%		(21.18)%	(0.99)%
Net interest margin	1.80%	2.49%		2.01%	2.85%
Efficiency ratio (3)	137.19%	77.93%		97.10%	79.16%
Nonperforming assets to total assets (2)	3.31%	0.56%
Net charge-offs to average loans	0.23%	(0.05)%		0.21%	(0.02)%
Allowance for loan losses to loans held for investment	1.32%	1.15%

	December 31,	December 31,
Selected Balance Sheet Data	2007	2006
Investments	$173,475	$172,703	0.4
Loans, net of allowance for loan losses	288,520	295,057	(2.2)
Assets of discontinued operations	58,361	83,600	(30.2)
Total assets	518,914	591,542	(12.3)
Deposits	293,452	371,123	(20.9)
Liabilities of discontinued operations	83,574	111,673	(25.2)
Borrowings	100,624	55,900	80.0
Shareholders’ equity	39,080	47,552	(17.8)

(1) Conforms prior periods for discontinued operations presentation.
(2) Excludes $9.4 million in nonperforming held for sale loans, net of valuation allowance, at December 31, 2007
(3) Computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income

                        This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate efficiency ratio differently.

(4) 2007 includes $1.2 million impairment charge for investment securities identified for sale in the 1st quarter 2008
(5) Including assets of discontinued operations
(6) Including deposits of discontinued operations

Reconciliation of GAAP-based and traditional efficiency ratios

Net interest income from continuing operations (GAAP) (A)	1,802	2,611	8,798	9,797
Taxable-equivalent adjustment	307	207	1,235	772
Net interest income from continuing operations on a fully taxable equivalent basis	2,109	2,818	10,033	10,569
Other income from continuing operations (GAAP) (B)	(867)	330	125	1,374
Addback nonrecurring investment security impairment charge	1,197	—	1,197	—
Total revenue from continuing operations (C)	2,439	3,148	11,355	11,943
Operating expense from continuing operations (GAAP) (D)	3,346	2,453	11,026	9,454
GAAP-based efficiency ratio (D)/((A)+(B))	357.86%	83.42%	123.57%	84.63%
Traditional efficiency ratio (D)/(C)	137.19%	77.93%	97.10%	79.16%